EXHIBIT 5.1

OPINION OF GENERAL COUNSEL

October 9, 2003

Xcel Energy Inc.
800 Nicollet Mall, Suite 3000
Minneapolis, Minnesota 55402

Gentlemen:

     I am participating in the proceedings being had and taken in connection with the registration by Xcel Energy Inc., a Minnesota corporation (the “Company”), of up to $195,000,000 principal amount of 3.40% Senior Notes, Series B due July 1, 2008 (the “Exchange Senior Notes”). The Exchange Senior Notes are to be issued pursuant to an exchange offer (the “Exchange Offer”) in exchange for a like principal amount of the issued and outstanding 3.40% Senior Notes, Series A due July 1, 2008 of the Company (the “Original Senior Notes”) under the Indenture dated December 1, 2000 (the “Indenture”), as amended and supplemented, between the Company and Wells Fargo Bank Minnesota, National Association, as trustee, as contemplated by the Registration Rights Agreement dated as of June 24, 2003 (the “Registration Rights Agreement”) by and among the Company and the initial purchasers of the Original Senior Notes. I have examined all statutes, records, instruments and documents which, in my opinion, it is necessary to examine for the purpose of rendering the following opinion.

     Based upon the foregoing and upon my general familiarity with the Company and its affairs, as a result of having acted as General Counsel for the Company, I am of the opinion that:

1.	The Company was incorporated and is now a legally existing corporation under the laws of the State of Minnesota; has corporate power, right and authority to do business and to own property in that state, in the manner and as set forth in the Registration Statement on Form S-4 (the “Registration Statement”) to which this opinion is an exhibit; and has corporate power, right and authority to create and issue the Exchange Senior Notes.

2.	When and if (a) the Registration Statement becomes effective pursuant to the provisions of the Securities Act of 1933, as amended, and (b) Exchange Senior Notes are duly authorized, executed and authenticated in accordance with the terms of the Indenture and have been delivered upon consummation of the Exchange Offer against receipt of the Original Senior Notes surrendered for exchange thereof in accordance with the terms of the Exchange Offer, the Exchange Senior Notes will be legally issued and binding obligations of the Company in accordance with their terms.

     This opinion is limited to the Federal laws of the United States of America and the laws of the State of Minnesota and I express no opinion with respect to the laws of any other jurisdiction. I hereby consent to the filing of this opinion as Exhibit 5.01 to the Registration Statement filed by the Company to register the Exchange Senior Notes.

Respectfully submitted,

/S/ Gary R. Johnson

Gary R. Johnson Vice President and General Counsel